Exhibit 10.5(vi)
DIEBOLD, INCORPORATED
401(k) SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Amended and Restated January 1, 2008

DIEBOLD, INCORPORATED
401(k) SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Amended and Restated January 1, 2008
Table of Contents

ARTICLE I PLAN	1
ARTICLE II PURPOSE OF THE PLAN	1
ARTICLE III DEFINITIONS	1
(1) “Affiliate”	1
(2) “Annual Compensation”	2
(3) “Beneficiary”	2
(4) “Board”	2
(5) “Change in Control”	2
(6) “Change in Control Benefit”	2
(7) “Code”	2
(8) “Committee”	2
(9) “Company”	2
(10) “Company Service”	2
(11) “Death Benefit”	2
(12) “Disability Benefit”	2
(13) “Early Retirement Age”	2
(14) “Employer”	2
(15) “Normal Retirement Age”	3
(16) “Participant”	3
(17) “Plan”	3
(18) “Plan Account”	3
(19) “Points”	3
(20) “Retirement Benefit”	3
(21) “Separation from Service”	3
(22) “Specified Employee”	3
(23) “Spouse”	3
(24) “Termination For Cause”	3
(25) “Termination of Employment”	4
(26) “Total Disability”	4
(27) “Vested Benefit”	5

i

ARTICLE IV ELIGIBILITY, PARTICIPATION AND VESTING	5
(a) Eligibility for Participation in Plan	5
(b) Eligibility for Benefits	5
(c) Vesting	5
(d) Forfeiture of Plan Benefits	5
ARTICLE V PLAN CONTRIBUTION CREDITS AND EARNINGS	6
(a) Employer Contribution Credits	6
(b) Investment Earnings	6
ARTICLE VI RETIREMENT BENEFITS	6
(a) Qualification for Benefit	6
(b) Computation of Amount of Benefit	7
ARTICLE VII VESTED BENEFIT	7
(a) Qualification for Benefit	7
(b) Computation of Amount of Benefit	7
ARTICLE VIII DISABILITY BENEFIT	7
(a) Qualification for Benefit	7
(b) Computation of Amount of Benefit	7
ARTICLE IX BENEFIT UPON CHANGE IN CONTROL	7
(a) Qualification for Benefit	7
(b) Change in Control	7
(c) Computation of Amount of Change in Control Benefit	9
ARTICLE X DEATH BENEFIT	9
(a) Qualification for Benefit	9
(b) Computation of Amount of the Death Benefit	9
ARTICLE XI FORM AND TIMING OF PAYMENT	10
(a) Automatic Form of Payment	10
(b) Timing of Benefit Payment	10
(c) Delay of Payment	10
ARTICLE XII PLAN ADMINISTRATION	10
(a) Administration by Committee	10
(b) Powers of the Committee	11
(c) Committee Actions	11
(d) Claims and Review Procedure	11

ii

(e) Deadline to File Claim	13
(f) Exhaustion of Administrative Remedies	13
(g) Deadline to File Legal Action	14
(h) Knowledge of Fact by Participant Imputed to Beneficiary	14
(i) Information Furnished by Participants	14
ARTICLE XIII MISCELLANEOUS	14
(a) Funding	14
(b) No Guaranty of Benefits	15
(c) Assignments and Restrictions	15
(d) Headings	16
(e) Employment	16
(f) Applicable Law	16
(g) Binding Effect on Employer, Participants, Spouses and Their Successors	16
(h) Participant Information	16
(i) Incapacity	16
(j) Code Section 409A	17
ARTICLE XIV AMENDMENT AND TERMINATION	17
(a) Amendment	17
(b) Termination	17

iii

DIEBOLD, INCORPORATED 401(k) SUPPLEMENTAL
EXECUTIVE RETIREMENT PLAN
Amended and Restated January 1, 2008
ARTICLE I

PLAN
The Diebold, Incorporated 401(k) Supplemental Executive Retirement Plan (the “Plan”) was adopted effective as of January 1, 2007. The Plan is being amended as of January 1, 2008 to comply with final regulations under Code Section 409A, as enacted by the American Jobs Creation Act of 2004.
ARTICLE II

PURPOSE OF THE PLAN
This Plan was created for the principle purpose of providing retirement income for a select group of executive and highly compensated management employees, within the meaning of Section 201(2), 301(a)(5) and 401(a)(1) of ERISA, of Diebold, Incorporated and its subsidiary organizations. It is intended to supplement benefits payable under the Diebold, Incorporated 401(k) Savings Plan, as well as benefits payable under the Federal Social Security Act and certain other deferred compensation arrangements. The Plan is intended to comply with Section 409A of the Internal Revenue Code. During the period from January 1, 2007 (the original effective date) and until the effective date of this Restatement) the Plan was operated in good faith compliance with IRS Notice 2005-1, proposed regulations under Code §409A and other applicable guidance.
ARTICLE III

DEFINITIONS
(a)	The following definitions shall apply with respect to this Plan:
(1)	“Affiliate” shall mean any entity included with the Company in a controlled group of corporations or trades or businesses under common control within the meaning of Code §414(b) or §414(c), an affiliated service group within the meaning of Code §414(n), or any other entity required to be aggregated with the Company under Code §414(o). For all purposes under this Plan, in applying Code §1563(a)(1), (2) and (3) for purposes of determining the Company’s Affiliates under Code §414(b), the language “at least 80%” shall be applied as it appears in those sections, and in applying Treas. Reg. §1.414(c)-2 for purposes of determining trades or business (whether or not incorporated) that are under common control for purposes of Code §414(c), the language “at least 80%” shall be used as it appears in such regulation.
(2)	“Annual Compensation “shall mean a Participant’s base pay from an Employer for any Plan Year including any amounts excluded from the Participant’s gross income as a deferral under a nonqualified deferred compensation plan of the Company pursuant to a salary reduction agreement plus the Participants annual incentive bonus in the calendar year in which it is accrued. Annual Compensation also include amounts paid to individuals who are citizens or residents of the United States and who are employees of, or provide services to, a foreign Affiliate of the Company to which an agreement entered into by the Company under Code Section 3121(1) applies.

(3)	“Beneficiary” shall mean a person or entity designated by the Participant to receive the Death Benefit payable under this Plan, as are outlined in Article X. A Beneficiary may, but is not required to, designate a Spouse as the Beneficiary.

(4)	“Board” shall mean the Board of Directors of Diebold, Incorporated.

(5)	“Change in Control” shall have the meaning assigned to such term in Article IX.

(6)	“Change in Control Benefit” shall mean the benefit determined in accordance with Article IX.

(7)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(8)	“Committee” shall mean the Compensation Committee of the Board, as such Committee may be constituted from time to time.

(9)	“Company” shall mean Diebold, Incorporated.

(10)	“Company Service” shall mean years of employment (measured in years and completed months) with an Employer.

(11)	“Death Benefit” shall mean the benefit determined in accordance with Article X hereof.

(12)	“Disability Benefit” shall mean the benefit determined in accordance with Article VIII hereof.

(13)	“Early Retirement Age” shall mean age at which the Participant has both attained age 55 and completed 10 years of Company Service.

(14)	“Employer” shall mean (a) the Company or its successors, and (b) any Affiliate or other entity which may specifically adopt this Plan with the consent of the Company, or its successors.

(15)	“Normal Retirement Age” shall mean age 65.

(16)	“Participant” shall mean any executive highly paid or management employee of an Employer who is selected to participate in this Plan pursuant to the provisions of Article IV.

(17)	“Plan” shall mean this Diebold, Incorporated 401(k) Supplemental Executive Retirement Plan, as in effect from time to time.

(18)	“Plan Account” shall mean the Participant’s account balance under the Plan which shall equal the total amount of the contributions made to the Plan on behalf of the Participant as determined under Article V, as adjusted by earnings or losses thereon.

(19)	“Points” shall be the numerical total of the Participant’s years of age plus years of Company Service.

(20)	“Retirement Benefit” shall mean the benefit payable under Article VI hereof.

(21)	“Separation from Service” shall mean a Participant dies, retires, or otherwise has a Termination of Employment from the Employer. A Separation from Service shall not be considered to have occurred if the Participant’s employment relationship is treated by the Employer as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence if such period of leave does not exceed 6 months or, if longer, so long as the individual’s right to reemployment is provided by statute or by contract. If the period of leave exceeds 6 months and such reemployment rights are not provided, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Whether a Separation from Service has occurred will be determined in accordance with the requirements of Code §409A.

(22)	“Specified Employee” shall mean a key employee as defined in Code Section 416(i) as further interpreted by the Treasury Regulations issued under Code Section 409A.

(23)	“Spouse” shall mean the surviving spouse of a Participant at the time of his death..

(24)	“Termination for Cause” shall mean Participant’s Termination of Employment by an Employer due to the Participant’s:
(i)	intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Employer;

(ii)	intentional wrongful damage to property of the Employer;

(iii)	intentional wrongful disclosure of secret processes or confidential information of the Employer; or

(iv)	intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty to the Employer and any such at shall have been materially harmful to the Employer.
For purposes of the Plan, no act, or failure to act, on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Participant not in good faith or without reasonable belief that his action or omission was not in or opposed tot eh best interest of the Employer. Notwithstanding the foregoing, a Participant shall not be deemed to have been Terminated for Cause hereunder unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purposes, finding that, in the good faith opinion of the Board, the Participant had committed an act set forth above and specifying the particulars thereof in detail. The Participant shall receive reasonable notice and an opportunity for the Participant, together with his counsel, to be heard before the Board. Nothing herein shall limit the right of the Participant or his Beneficiaries to contest the validity or propriety of any such determination.

(25)	“Termination of Employment” shall mean the severing of employment with the Employer, voluntarily or involuntarily. A Participant is presumed to have incurred a Termination of Employment from the Employer where the facts and circumstances indicate that the Employer and the Participant reasonably anticipated that no further services would be performed after a certain date or the level of bona fide services the Participant would perform after such date would permanently decrease to 20% or less of the average level of services over the immediately preceding 36-month period (or the full period of such services, if less than 36 months). A Termination of Employment will be determined in accordance with treasury Regulation 1.409A-1(h)(l)(ii).

(26)	“Total Disability”. shall mean a physical or mental impairment that causes a Participant to be unable to engage in any substantial gainful activity, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Such determination of disability may be made by the

Social Security Administration or may be made pursuant to the Company’s long term disability insurance program.
(27)	“Vested Benefit” shall mean the benefit determined in accordance with Article VII hereof.
(b)	Throughout this Plan, and whenever appropriate, the masculine gender shall be deemed to include the feminine and neuter, the singular shall be deemed to include the plural and vice versa.
ARTICLE IV

ELIGIBILITY, PARTICIPATION AND VESTING
(a)	Eligibility for Participation in the Plan. The Chief Executive Officer of the Company shall nominate executive or highly paid management employees of the Employer whose compensation exceeds the limit set forth under Section 401(a)(17) of the Internal Revenue Code for participation in the Plan. The Committee shall make the final decision as to those executives or highly paid management employees who shall become Participants in the Plan. Newly appointed executive or highly paid management employee shall become Participants in the Plan effective as of the next following January 1.
(b)	Eligibility for Benefits. A Participant shall be entitled to receive a Retirement Benefit (or have a Retirement Benefit provided for his surviving Spouse or Beneficiary) only if he satisfies the conditions of this Article IV and satisfies the qualification requirements of any of the Articles under the Plan to become eligible to receive a benefit thereunder.
(c)	Vesting. A Participant shall be vested hereunder upon attaining ten years of Company Service or upon meeting the requirements for a Disability Benefit or Change in Control Benefit or upon attaining age 65 hereunder.
(d)	Forfeiture of Plan Benefits. In the absence of a Change in Control or a finding of Total Disability, a Participant’s participation shall cease and no benefits under this Plan shall be payable:
(i)	to a Participant if the Participant:
(A)	voluntarily terminates employment before completing at least ten years of Company Service; or

(B)	fails to give an Employer six months written advance notice of his pending voluntary Termination of Employment if he is leaving Diebold prior to age 55 (or three months written advance notice if he is leaving Diebold at age 55 or later); or

(C)	is Terminated for Cause; or
(ii)	to a Participant’s Spouse or Beneficiary, if the Participant:
(A)	dies prior to satisfying the requirements for a Death Benefit under Article X; or

(B)	is Terminated for Cause.
ARTICLE V

PLAN CONTRIBUTION CREDITS AND EARNINGS
(a)	Employer Contribution Credits. For each calendar year, the Company shall make a contribution credit to the Plan Account on behalf of each Participant who is employed on the last day of such calendar year or who had a Termination of Employment during the calendar year as a result of retirement, death or Total Disability. The amount of the contribution credit shall be determined by multiplying the Annual Compensation of the Participant by a percentage. Such percentage shall be determined based on the number of Points accrued by the participant as determined under the table set forth below:

POINTS	CONTRIBUTION CREDIT
Under 50	5%
50-59	10%
60-69	12.5%
70-79	15%
80 and over	20%
(b)	Investment Earnings. Company contributions made pursuant to paragraph (a) above will be deposited as soon as administratively possible after the end of the calendar year to which the contribution applies and will be held in an account in the Participant’s name in a rabbi trust as set forth in Article XIII(a). Contributions will be invested in the investment funds selected by the Participant under the Diebold, Incorporated 401(k) Savings Plan. Any change in the investment funds selected under the Diebold, Incorporated 401(k) Savings Plan will proportionately affect the Participant’s Plan Account of this Plan.
ARTICLE VI

RETIREMENT BENEFITS
(a)	Qualification for Benefit. Subject to the provisions of Article IV, a Participant who attains his Normal Retirement Age or Early Retirement Age while employed by an Employer shall be eligible to retire and receive a Retirement Benefit payable as set forth in Article XI.

(b)	Computation of Amount of Benefit. A Participant who retires on or after attaining Normal Retirement Age or Early Retirement Age shall be entitled to receive a Retirement Benefit equal to his Plan Account.
ARTICLE VII

VESTED BENEFIT
(a)	Qualification for Benefit. Subject to the provisions of Article IV, a Participant who has a Termination of Employment before he reaches Normal Retirement Age or Early Retirement Age and after the Participant has completed ten or more years of Company Service shall be eligible to receive a Vested Benefit payable as set forth in Article XI.
(b)	Computation of Amount of Vested Benefit. A Participant who is eligible for a Vested Benefit shall be entitled to receive a Vested Benefit equal to his Plan Account.
ARTICLE VIII

DISABILITY BENEFIT
(a)	Qualified for Benefit. Subject to the provisions of Article IV, a Participant who has a Termination of Employment after he has completed 15 years of Company Service but before he reaches his Normal Retirement Age or Early Retirement Age by reason of his Total Disability shall be eligible to receive a Disability Benefit payable as set forth in Article XI.
(b)	Computation of Amount of Disability Benefit. A Participant who is eligible for a Disability Benefit shall be entitled to receive a total Disability Benefit equal to his Plan Account.
ARTICLE IX

BENEFIT UPON CHANGE IN CONTROL
(a)	Qualification for Benefit. A Participant who (1) has a Termination of Employment with the Employer within 24 months following a Change in Control and (2) is not at the time of such Termination of Employment eligible for a Retirement Benefit, Vested Benefit or Disability Benefit, shall be eligible for a Change in Control Benefit payable as set forth in Article XI.

(b)	Change in Control shall mean that:
(i)	The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the securities of such corporation or person that are outstanding immediately following the consummation of such transaction is held in the aggregate by the holders of Voting Stock (as hereinafter defined) of the Company immediately prior to such transaction.
(ii)	The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the securities of such corporation or person that are outstanding immediately following the consummation of such sale or transfer is held in the aggregate by the holders of Voting Stock (as hereinafter defined) of the Company immediately prior to such sale or transfer.

(iii)	There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) thereto, each as promulgated pursuant to the Securities and Exchange of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20 percent or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (the “Voting Stock”);

(iv)	The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

(v)	If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority of the members thereof, unless the election or the nomination for election by the Company’s stockholders, of each member of the Board first elected during such period was approved by a vote of at least two-thirds of the member of the Board then still in office who were members of the Board at the beginning of any such period.

Notwithstanding the foregoing provisions of subsection (iii) or (iv) hereof, a “Change in Control” shall not be deemed to have occurred for purposes of this Plan, either (1) solely because the Company, a Subsidiary, or any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company, files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20 percent or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficiary ownership or (2) solely because of a change in control of any Subsidiary by which any Participant may be employed. Notwithstanding the foregoing provisions of subsections (i-iv) hereof, if, prior to any event described in subsections (i-iv) hereof that may be instituted by any person who is not an officer or director of the Company, or prior to any disclosed proposal that may be instituted by any person who is not an officer or director of the Company that could lead to any such event, management proposes any structuring of the Company that ultimately leads to an event described in subsections (i-iv) hereof pursuant to such management proposal, than a “Change in Control” shall not be deemed to have occurred for purposes of the Plan.
(c)	Computation of Amount of Change in Control Benefit. A Participant who is eligible for a change in Control Benefit shall be entitled to receive a Change of Control Benefit equal to his Plan Account.
ARTICLE X

DEATH BENEFIT
(a)	Qualification for Benefit. Subject to the provisions of Article IV, if a Participant dies with ten (10) years of Company Service but before commencing to receive payment of a benefit under the Plan, the Spouse or Beneficiary elected by the Participant of such deceased Participant shall be eligible to receive a Death Benefit as set forth in paragraph (b) of this Section.
(b)	Computation of Amount of the Death Benefit. The Death Benefit shall be equal in amount to the Participant’s Plan Account.

ARTICLE XI

FORM AND TIMING OF PAYMENT
(a)	Automatic Form of Payment. Any Retirement Benefit payable under the Plan shall be paid in a single lump sum.
(b)	Timing of Benefit Payment.
(i)	Retirement Benefits, Vested Benefit and Change in Control Benefits under Articles VI, VII and IX respectively shall be made on the first day of the month following the later of the month the Participant attains age 55 or the Participant’s Separation from Service; provided, however, if Participant is a Specified Employee, payment shall not be made prior to the first day of the month which follows the expiration of six (6) months from the Participant’s Separation from Service.

(ii)	Disability Benefits under Article VIII shall be made on the first day of the month following the month in which the Participant’s Termination of Employment due to Total Disability occurs.

(iii)	Death Benefits under Article X shall be made on the first day of the month following the month of Participant’s death.
(c)	Notwithstanding the foregoing, any Retirement Benefit payable hereunder will be treated as made as stated herein if the payment is made at such time or a later date with the same calendar year or, if later, by the 15th day of the third calendar month following such date.
(d)	Delay of Payment. Notwithstanding this Article XI the Company may delay the payment of all or any portion of the Participant’s Retirement Benefit as follows:
(i)	The Committee reasonably anticipates that if the Retirement Benefits were made as scheduled, the Company’s deduction with respect to such payments would not be permitted under Section 162(m) of the Code; provided such payments are then made during the Participant’s first taxable year in which the Committee reasonably anticipates that the Company’s deduction would not be barred by application of Section 162(m) of the Code.

(ii)	The Committee reasonably anticipates that making scheduled payments are then made at the earliest date at which the Committee reasonably contemplates that making the scheduled payments will not cause such a violation.
ARTICLE XII

PLAN ADMINISTRATION
(a)	Administration by Committee. The Committee shall be charged with the administration of the Plan.

(b)	Powers of the Committee. The Committee shall have all such powers as may be necessary to discharge its duties relative to the administration of the Plan, including, by way of illustration and not limitation, discretionary authority to interpret and construe the Plan, to determine and decide all questions of fact, and all disputes, arising under the Plan including, but not limited to, the eligibility of any employee to participate hereunder, the validity of any Election of Deferral or other election as may be necessary or appropriate hereunder and the right of any employee to benefits payable hereunder. The Committee shall have all power necessary to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of the Plan as it, in its sole discretion, may from time to time deem advisable.
(c)	Committee Actions. The Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to willful misconduct or gross negligence. The Committee shall be entitled to conclusively rely upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. Participants who are members of the Committee shall not participate in any action or determination regarding solely their own benefits payable hereunder. All decisions of the Committee shall be by majority of the votes cast and, except as provided in Section (d) of this Article XII, decisions of the Committee made in good faith shall be final, conclusive and binding upon all parties.
(d)	Claims and Review Procedure. The Committee shall be responsible for the claims procedure under the Plan. An application for benefits under the Plan shall be considered a claim for purposes of this Section (d). Until modified by the Committee, the claims and review procedure set forth in this Section shall be the mandatory claims and review procedure for the resolution of disputes and disposition of claims filed under the Plan.
(i)	Initial Claim. An individual may, subject to any applicable deadline, file with the Committee a written claim for benefits under the Plan in a form and manner prescribed by the Committee.
(A)	If the claim is denied in whole or in part, the Committee shall notify the claimant of the adverse benefit determination within 90 days after the receipt of the claim.

(B)	The 90-day period for making the claim determination may be extended for 90 days if the Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Committee notifies the claimant, prior to the expiration of the initial 90-day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.
(ii)	Notice of Initial Adverse Determination. A notice of an adverse determination shall be set forth in a manner calculated to be understood by the claimant.
(A)	the specific reasons for the adverse determination;

(B)	references to the specific provisions of the Plan document (or other applicable Plan document) on which the adverse determination is based;

(C)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(D)	a description of the claims review procedure, including the time limits applicable to such procedure, and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
(iii)	Request for Review. Within 60 days after receipt of an initial adverse benefit determination notice, the claimant may file with the Committee a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within 60 days after receipt of the initial adverse determination notice shall be untimely.

(iv)	Claim on Review. If the claim, upon review, is denied in whole or in part, the Committee shall notify the claimant of the adverse benefit determination within 60 days after receipt of such a request for review.
(A)	The 60-day period for deciding the claim on review may be extended for 60 days if the Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Committee notifies the claimant, prior to the expiration of the initial 60-day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

(B)	In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have 60 days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of 60 days.
(C)	The Committee’s review of a denied claim shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(v)	Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant:
(A)	the specific reasons for the denial;

(B)	references to the specific provisions of the Plan document (or other applicable Plan document) on which the adverse determination is based.

(C)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(D)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures; and

(E)	a statement of the claimant’s right to bring an action under ERISA §502(a).
(e)	Deadline to File Claim. To be considered timely under the Plan’s claim and review procedure, a claim must be filed with the Committee within 1 year after the claimant knew or reasonably should have known of the principal facts upon which the claim is based.
(f)	Exhaustion of Administrative Remedies. The exhaustion of the claim and review procedure is mandatory for resolving every claim and dispute arising under the Plan as to such claims and disputes.
(i)	No claimant shall be permitted to commence any legal action to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until the claim and review procedure set forth herein have been exhausted in their entirety; and
(ii)	In any such legal action all explicit and all implicit determinations by the Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
(g)	Deadline to File Legal Action. No legal action to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to the Plan unless the legal action is commenced in the proper forum before the earlier of:
(i)	30 months after the claimant knew or reasonably should have known of the principal facts on which the claim is based, or

(ii)	6 months after the claimant has exhausted the claim and review procedure.
(h)	Knowledge of Fact by Participant Imputed to Beneficiary. Knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant.
(i)	Information Furnished by Participants. Neither the Company nor the Committee shall be liable or responsible for any error in the computation of the accrued benefit of a Participant resulting from any misstatement of fact made by the Participant, directly or indirectly, to the Company or the Committee, and used by it in determining the Participant’s accrued benefit. The Company and the Committee shall not be obligated or required to increase the accrued benefit of such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the accrued benefit of any Participant which is overstated by reason of any such misstatement shall be reduced to the amount appropriate in view of accurate facts.
ARTICLE XIII

MISCELLANEOUS
(a)	Funding. The obligation of the Employers to pay benefits under the Plan constitutes the unsecured promise of the Employers to make payments from their general assets, and no Participant or Spouse shall have any interest in, or a lien or prior claim upon, any property of the Employers. With respect to the benefits under the Plan, each Participant,

Spouse or Beneficiary shall have the status of a general unsecured creditor of the Participant’s Employer. The Company may establish a so-called “rabbi trust” to hold funds, stock or other securities to be used in payment of the obligations of the Employers under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain subject to the claims of the general creditors of the Company or any other Employer for which the Participant performs services. It is the intention of the Employers that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. No liability for the payment of benefits under the Plan shall be imposed upon any officer, director, employee or stockholder of the Company or any other Employer, or upon the Board, the Committee or any member thereof.
(b)	No Guaranty of Benefits. Nothing contained in this Plan shall constitute a guaranty by any Employer, the Committee or the Board that the assets of any Employer will be sufficient to pay any benefit hereunder.
(c)	Assignments and Restrictions. To the extent permitted by law, and except as otherwise provided in this Section (c), no right or interest of a Participant or Spouse under this Plan shall be transferable or assignable (either at law or in equity) nor shall any such right or interest be subject to alienation, anticipation, encumbrance, attachment, garnishment, levy, execution or other legal or equitable process of any kind, voluntary or involuntary, or in any manner be liable for or subject to the debts of any Participant or Spouse. If a Participant shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his benefits hereunder or any part thereof, or if by reason of his bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him, then the Company, in its discretion, may terminate his interest in any such benefit to the extent the Company considers necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a “termination declaration” with the Committee and making reasonable efforts to deliver a copy to the Participant (the “Terminated Participant”) whose interest is affected thereby. As long as the Terminated Participant is alive, any benefits affected by the termination shall be retained by the Company and, in the Company’s sole and absolute judgment, may be paid to or expended for the benefit of the Terminated Participants, his spouse, his children or any other person or persons in fact dependent upon him in such a manner as the Company shall deem proper. Upon the death of the Terminated Participant, all benefits withheld from him and not paid to others in accordance with the preceding sentence shall be paid to the Terminated Participant’s surviving Spouse or, if none, to the Terminated Participant’s then living descendants, including adopted children, per stripes.
Notwithstanding the foregoing, amounts payable under this Plan may be withheld by the Company as they become due to the extent necessary to cover any debts or other obligations owed to the Company by the Participant, but only if such debts or other obligations are acknowledged as such in writing by the Participant or are confirmed as such by a final, nonappealable order of a court of competent jurisdiction.

(d)	Headings. The various headings used in this Plan are for convenience only and shall not be used in interpreting the test of the Article, Section, paragraph or subparagraph in which they appear.

(e)	Employment. The establishment of this Plan shall not be construed to give any Participant the right to be retained in the service of the Employer.

(f)	Applicable Law. The validity, interpretation, construction and performance of this Plan shall be governed by the internal substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

(g)	Binding Effect on Employer, Participants, Spouses and Their Successors. This Plan shall be binding and inure to the benefit of any Employer or its successors and assigns, and the Participants, Spouses and their heirs, legatees, distributes, executors, administrators or other legal representatives.

(h)	Participant Information. Each participant shall keep the Committee informed of his current address and the current address of his Spouse, if applicable. The Participant shall furnish to the Committee any and all information deemed by the Committee to be necessary or desirable for the proper administration of the Plan.

(i)	Incapacity. In the event that a Participant or Spouse is declared incompetent and a guardian, conservator or other person is appointed and legally charged with the care of the person or the person’s estate, the payments under the Plan to which such Participant or Spouse is entitled shall be paid to such guardian, conservator or other person legally charged with the care of the person or the estate. Except as provided hereinabove, when the Company, in its sole discretion, determines that the Participant or Spouse is unable to manage his or her financial affairs, the Company may make distribution(s) of the amounts payable to such Participant or Spouse to any one or more of the spouse, lineal ascendants or descendants or other closest living relatives of such Participant or Spouse who demonstrate to the satisfaction of the Company the propriety of making such distribution(s). Any payment so made shall not exceed such amount as is permitted under Section 409A of the Code and shall be in complete discharge of any liability under this Agreement for such payment. The Company shall not be required to see to the application of any such distribution made under this Section.
(j)	Code Section 409A. To the extent applicable, it is intended that this Plan and the benefits payable hereunder comply with the provisions of Section 409A of the Code. The Plan and the benefits payable hereunder shall be administered in a manner consistent with this intent, and any provision that would cause the Plan or benefit payable hereunder to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants).
ARTICLE XIV

AMENDMENT AND TERMINATION
(a)	Amendment. The Plan may be amended from time to time in any respect whatsoever by the Company and by the Committee to the extent consistent with its delegated authority. Any such amendment may be retroactive, prospective or both. No such amendment of the Plan document or termination of the Plan, however, shall reduce a Participant’s Plan Account as of the date of such amendment unless the Participant so affected consents in writing to the amendment or such amendment is deemed necessary by the Company to affect the intended purposes of this Plan and/or to comply with applicable law.
(b)	Termination. The Company reserves the right to discontinue contributions at any time. The Company also reserves the right to cause an acceleration of the time of a Plan payment where the acceleration of such payment is made in accordance with one of the following provisions:
(i)	Dissolution or Bankruptcy. At the discretion of the Company within 12 months of a corporate dissolution taxed under Code §331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that Plan benefits are included in the Participants’ gross incomes in the latest of:
(A)	the calendar year in which the Plan termination and liquidation occurs;

(B)	the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(C)	the first calendar year in which payment is administratively feasible.
(ii)	Discretionary Termination. At the discretion of the Company, provided that:

(A)	the termination and liquidation does not occur proximate to a downturn in the financial health of the Company;

(B)	all other arrangements sponsored by the Company that would be aggregated with this arrangement under Code §409A are also terminated, to the extent any Participant in this Plan also has a benefit under any such other arrangement;

(C)	no payments in liquidation of the Plan, other than payments that would have been made under this Plan had the termination not occurred, are made from the Plan within 12 months of the termination;

(D)	all benefits are fully distributed within 24 months of such termination; and

(E)	the Company does not adopt a new arrangement that would be aggregated under Code §409A with this Plan for 3 years following the date the Company has taken all necessary action to irrevocably terminate and liquidate this Plan

IN WITNESS WHEREOF, this Diebold, Incorporated 401(k) Supplemental Employee Retirement Plan has been executed this            day of December 2008.

DIEBOLD, INCORPORATED

By:

Its: